Exhibit 99.3

Overview of the Acquisition

MetLife, Inc. entered into a Stock Purchase Agreement dated as of March 7, 2010 (the “Stock Purchase Agreement”) with American International Group, Inc. (“AIG”) and ALICO Holdings LLC (“ALICO Holdings”), pursuant to which MetLife, Inc. agreed to acquire all of the outstanding shares of capital stock of American Life Insurance Company (“ALICO”) and Delaware American Life Insurance Company (“DelAm”) for cash and MetLife, Inc. securities presently valued at approximately $16.1 billion as of July 30, 2010, subject to certain pre-closing and closing adjustments (the “Acquisition”). We refer to the acquired business as the “Alico Business.”

The closing of the Acquisition is subject to certain conditions. Although no assurances can be given that these conditions will be timely satisfied or waived, we expect the Acquisition to close in the fourth quarter of 2010. After giving effect to the Acquisition, MetLife will be one of the leading global insurance companies conducting business in more than 60 countries and serving over 90 million customers worldwide. On a pro forma basis, after giving effect to the Acquisition and the financing transactions related thereto, as of June 30, 2010, MetLife’s total assets and total stockholders’ equity (excluding noncontrolling interests of $495 million) would have been $685.0 billion and $48.4 billion, respectively. For the six months ended June 30, 2010 and the year ended December 31, 2009, on a pro forma basis, MetLife would have had total revenues of $34.1 billion and $54.3 billion, and diluted income (loss) per share from continuing operations, net of income tax of $2.77 and $(1.36), respectively. See “— Unaudited Pro Forma Capsule Financial Information.”

Overview of the Alico Business

Founded in 1921, ALICO is one of the largest and most diversified international life insurance companies in the world, providing consumers and businesses with products and services for life insurance, accident and health insurance, retirement and wealth management solutions. The Acquisition will include all of the Alico Business, including the business’ distribution system, composed of agents, brokers and financial institutions; 12,500 employees across more than 50 countries; and 20 million customers worldwide. The Acquisition also will include the Alico Business’ Global Benefits Network serving U.S. and foreign multinationals.

For the six months ended May 31, 2010 and the year ended November 30, 2009, the Alico Business had total revenues of $7.0 billion and $14.1 billion, respectively, and net income of $694 million and $807 million, respectively. As of May 31, 2010 and November 30, 2009, the Alico Business had total assets of $109.6 billion and $113.0 billion, respectively, and stockholders’ equity of $13.2 billion and $12.7 billion, respectively.

International diversification is a key strength of the Alico Business. The Alico Business is a leader in many of the countries and markets in which it operates. The Alico Business’ principal products, based on revenues for the year ended November 30, 2009 are: (i) traditional life insurance (35%); (ii) accident and health insurance (29%); (iii) fixed and variable annuities (23%); and (iv) group life insurance (13%). The Alico Business uses a multi-channel distribution strategy driven by a captive agency force, brokers, bancassurance (a bank sales channel used to sell insurance products) and direct marketing. The Alico Business generated premium income and other consideration of $9.9 billion for the year ended November 30, 2009.

The Alico Business’ principal international markets, products and distribution methods are as follows:

•	Japan. The Alico Business is among the largest foreign life insurers in Japan, which accounted for $7.8 billion, or approximately 55%, of its total revenues for the year ended November 30, 2009. Its principal products in the Japanese market are accident and health insurance, traditional life insurance, individual annuity and group life insurance. Its products are distributed through its captive agency force, independent agents, brokers, bancassurance and direct marketing.

•	Western Europe. Western Europe accounted for $2.7 billion, or approximately 19% of the Alico Business’ total revenues for the year ended November 30, 2009. In the Western European region, the Alico Business offers niche products combined with a multi-channel distribution approach in the United Kingdom, Ireland, France, Spain, Portugal and Italy. Its products are principally traditional life insurance, accident and health insurance and group life insurance, and its products are distributed through bancassurance, brokers, captive agencies, direct marketing, family offices, private banks, independent financial advisers and agencies. In addition, the Alico Business also provides wealth management services, particularly to the high net worth market, and other potentially high growth businesses and also offers cash onshore (unit-linked) bonds, life savings and retirement products and bulk purchase annuities.

•	Central and Eastern Europe. The Alico Business has the largest insurance platform in the Central and Eastern European region with 13 markets, which include Poland, Greece, Bulgaria, Slovakia, the Czech Republic, Ukraine, Russia, Romania, Hungary, Latvia, Serbia, Lithuania and Cyprus. This region accounted for $1.7 billion, or approximately 12% of the Alico Business’ total revenues for the year ended November 30, 2009. The Alico Business’ principal products offered in the region include life insurance (traditional and unit-linked), accident and health insurance, individual annuities, group life insurance, pension funds and mutual funds. Its products are distributed through captive agency, bancassurance, brokers, group sales force and direct marketing distribution channels.

•	Middle East, Africa and South Asia. This region accounted for $0.8 billion, or approximately 6% of the Alico Business’ total revenues for the year ended November 30, 2009. The Alico Business has the largest geographical coverage of any insurance company in the Middle East, Africa and South Asia regions with 16 markets, which include the United Arab Emirates, Bangladesh, Lebanon, Egypt, Turkey, Saudi Arabia, Jordan, the area governed by the Palestinian National Authority, Bahrain, Qatar, Oman, Kuwait, Pakistan, Nepal, Yemen and Liberia. The Alico Business’ principal products offered in these regions include traditional life insurance, accident and health insurance, group life insurance and pensions. Its products are distributed through captive agency, group, bancassurance and broker distribution channels.

•	Latin America. The Alico Business conducts operations in the Latin American region in 24 markets, which include Chile, Colombia, Argentina, Uruguay, Panama, the Caribbean, Mexico and joint ventures in Peru and Venezuela. This region accounted for $0.8 billion, or approximately 6% of the Alico Business’ total revenues for the year ended November 30, 2009. The Alico Business’ principal products in this region include traditional life insurance, accident and health insurance, individual annuities, group life insurance and pensions, and its products are distributed by captive agencies, bancassurance, brokers, direct marketing and through worksites.

The remaining 2% of revenues for the year ended November 30, 2009 related to ALICO’s corporate segment, which includes home office operations in Delaware and operations of DelAm.

The Alico Business has a comprehensive investment portfolio, which includes government bonds issued by Asian and European nations. In particular, as of November 30, 2009, the Alico Business held $11.5 billion in carrying value of debt issued by Japan, $1.3 billion in carrying value of debt issued by Greece and an aggregate carrying value of $1.3 billion of debt issued by Portugal, Spain, Italy and Ireland.

Rationale for the Acquisition

MetLife expects that the Acquisition will increase stockholder value by increasing MetLife’s return on equity and by being accretive to operating earnings per share. In addition, MetLife believes that the Acquisition will provide significant long-term strategic and financial benefits to its stockholders, including a significant long-term growth in revenues, earnings and returns on equity. In particular, MetLife believes that the Acquisition will:

•	Significantly Broaden MetLife’s Diversification by Product, Distribution and Geography. The Acquisition will greatly diversify MetLife’s revenue and earnings sources by product, distribution and geography.

•	In terms of geographic diversification, as a result of the Acquisition, MetLife will have a market presence in 64 different countries, up from 17 at present, which, MetLife believes, will create significant advantages over its international competitors by providing scale and access to many higher growth markets.

•	The Acquisition will also diversify MetLife’s product mix by increasing the proportion of premium, fees and other revenues in accident and health insurance products and certain types of traditional life insurance products, where the primary risks are morbidity and mortality, and reducing MetLife’s relative exposure to market-sensitive products such as annuities. For the year ended November 30, 2009, accident and health insurance and traditional life insurance products accounted for 64% in the aggregate of the Alico Business’ total revenues.

•	As a result of the Acquisition, MetLife’s distribution sources will be further diversified. In addition to MetLife’s existing professional agency, employers and third-party distribution channels, MetLife will, in the future, have the benefit of adding the Alico Business’ captive and independent agency and direct marketing distribution channels, as well as enhancing its own third-party distribution channel by combining it with that of the Alico Business.

•	Meaningfully Accelerate MetLife’s Global Growth Strategy. The Acquisition will materially advance MetLife’s presence in mature markets such as Japan and Western Europe and establish leading positions for MetLife in many emerging and developing markets. For the year ended November 30, 2009, approximately $7.8 billion, or approximately 55%, of the Alico Business’ revenues were generated in the Japanese market. Another $2.7 billion, or approximately 19%, of its 2009 revenues were generated in Western Europe. The Acquisition will result in the formation of a premier global life insurance franchise, and, according to premium income information derived from the AXCO Insurance Information Services Ltd. 2008 reports, the combined business will be ranked (i) the number one life insurer in the United States, Mexico and Chile, (ii) the number one insurer for individual life insurance in Russia and (iii) the number one foreign life insurer in Japan, with a growing presence in India and China and a significant presence in Europe.

In addition, the Alico Business has leading positions in many emerging and developing markets in Central and Eastern Europe, the Middle East and Latin America. Leveraging the combined business, the broad portfolio of product solutions and experience in managing diversified distribution channels, MetLife believes that it will not only be strongly positioned in the international markets in which MetLife and the Alico Business currently operate, but it will also be well positioned to enter new markets with high growth potential. MetLife believes that its collective historical expertise in building and growing operations in developing markets, coupled with scalability of the combined company’s business model around the globe, will be a cornerstone of MetLife’s future geographic expansion.

•	Create the Opportunity to Build an Unparalleled International Franchise Leveraging the Alico Business’ Key Strengths. The Alico Business has an established track record of organic growth. At the core of the Alico Business’ strength are its broad geographic diversification, its leading position in many of the markets in which it operates, as well as its diversified distribution methods and balanced product mix favoring protection products. MetLife believes that this strong positioning, coupled with the Alico Business’ longstanding presence in markets that are now effectively closed to new entrants as a result of their restrictive regulatory regimes, makes its platform extremely difficult to replicate today. Accordingly, the Acquisition will create a unique opportunity to continue to build MetLife as an unparalleled international franchise leveraging the Alico Business’ key strengths.

Unaudited Pro Forma Capsule Financial Information

The following unaudited pro forma capsule financial information shows the effect of the Acquisition on certain specified balance sheet and income statement items. This selected data is referred to as unaudited pro forma capsule financial information. The information under “Selected Pro Forma Combined Balance Sheet Items” assumes the Acquisition was completed on June 30, 2010. The information under “Selected Pro Forma Combined Income Statement Items” gives effect to the Acquisition as if it had been completed on January 1, 2009. This unaudited pro forma capsule financial information assumes that the Acquisition is accounted for using the acquisition method of accounting and represents a current estimate based on available financial information and has been adjusted to reflect the anticipated financing of the Acquisition and changes to assets and liabilities to record their preliminary estimated fair values.

The unaudited pro forma capsule financial information is based on the combination of the specified line items included in (i) the unaudited historical interim condensed consolidated balance sheet of MetLife, Inc. at June 30, 2010, (ii) the unaudited historical interim condensed consolidated statement of operations of MetLife, Inc. for the six months ended June 30, 2010 and (iii) the historical consolidated statement of operations of MetLife, Inc. for the year ended December 31, 2009, with the corresponding line items included in (x) the unaudited historical interim condensed combined balance sheet of the Alico Business at May 31, 2010, (y) the unaudited historical interim condensed combined statement of income of the Alico Business for the six months ended May 31, 2010 and (z) the historical combined statement of income of the Alico Business for the year ended November 30, 2009. The unaudited historical interim condensed financial statements and historical financial statements of both MetLife, Inc. and the Alico Business have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

The unaudited pro forma capsule financial information should be read in conjunction with the unaudited historical interim condensed consolidated financial statements at and for the three and six months ended June 30, 2010 of MetLife, Inc. included in its Second Quarter Form 10-Q, the historical consolidated financial statements at and for the year ended December 31, 2009 of MetLife, Inc. included in its 2009 Form 10-K, as well as the Form 8-K filed by MetLife, Inc. on August 2, 2010, which includes as exhibits: (i) the unaudited historical interim condensed combined financial statements of the Alico Business as of and for the six months ended May 31, 2010, and (ii) the historical combined financial statements of the Alico Business as of and for the year ended November 30, 2009.

The unaudited pro forma capsule information is based upon pro forma adjustments reflecting the Acquisition which are based on certain estimates and assumptions. Such pro forma adjustments may be revised as additional information becomes available. The actual adjustments upon consummation of the Acquisition and the allocation of the purchase price of the Alico Business will depend on a number of factors, including any purchase price adjustments pursuant to the Stock Purchase Agreement, additional financial information available at such time, and changes in values of the purchase consideration and the net assets acquired. Therefore, the actual adjustments will differ from the pro forma adjustments assumed in connection with the unaudited pro forma capsule financial information and it is possible the differences may be material. MetLife, Inc.’s management believes that its assumptions provide a reasonable basis for presenting the significant effects of both the Acquisition and financing transactions contemplated, and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma capsule financial information. The unaudited pro forma capsule information has not been presented in accordance with Regulation S-X published by the SEC because MetLife, Inc. is not yet required to file the complete unaudited pro forma financial statements required by such regulations. MetLife, Inc. will file with the SEC unaudited pro forma financial information presented in accordance with the requirements of Regulation S-X no later than 71 calendar days after the date that the initial report on Form 8-K disclosing the completion of the Acquisition must be filed.

The unaudited pro forma capsule financial information does not reflect future events that may occur after the Acquisition, including but not limited to expense efficiencies or revenue enhancements arising from the Acquisition. It also does not give effect to certain one-time charges MetLife, Inc. expects to incur such as restructuring and integration costs. The unaudited pro forma capsule financial information is presented for informational purposes only and is not intended to reflect the results of operations or the financial position that would have resulted had the Acquisition been effected on the dates indicated, or the results that may be obtained by the consolidated company in the future. Future results may vary significantly from the results reflected in the unaudited pro forma capsule financial information because of various factors, including those discussed in the section entitled “Risk Factors” in our Quarterly Report on Form 10-Q for the period ended June 30, 2010.

June 30, 2010
(In millions)

Selected Pro Forma Combined Balance Sheet Items:
Investments and cash and cash equivalents	$462,691
Total assets	685,023
Long-term debt	26,773
Total liabilities (including redeemable noncontrolling interest of $129 million)	636,089
Total stockholders’ equity (excluding noncontrolling interests of $495 million)	48,439

	For the Six
	Months Ended	For the Year Ended
	June 30, 2010	December 31, 2009
	(In millions, except per share data)

Selected Pro Forma Combined Income Statement Items:
Premiums, fees and other revenues	$22,436	$43,661
Total revenues	34,053	54,256
Total expenses	29,551	56,980
Income (loss) from continuing operations, net of income tax	2,979	(1,279)
Income (loss) per common share from continuing operations, net of income tax, available to common shareholders
Basic	$2.78	$(1.36)
Diluted	$2.77	$(1.36)
Weighted average common shares outstanding
Basic	1,044	1,040
Diluted	1,051	1,040

Purchase Price and Financing Considerations

The purchase price for the Acquisition is approximately $16.1 billion (based on the closing price of MetLife, Inc. common stock of $42.06 per share on July 30, 2010 and the estimated fair value of the total securities to be issued to ALICO Holdings). The closing of the Acquisition is expected to occur during the fourth quarter of 2010. This purchase price is subject to certain adjustments, including adjustments based on the after-tax operating earnings of the Alico Business for the twelve-month period ending May 31, 2010, ALICO’s risk-based capital at closing, and settlement of intercompany balances and other items. The potential purchase price adjustments are more fully described in the Stock Purchase Agreement. The Stock Purchase Agreement also has indemnification provisions under which MetLife, Inc. has the ability to recover a portion of certain losses related to certain specified events.

Under the terms of the Stock Purchase Agreement, and subject to the adjustments referred to above, MetLife, Inc. will, upon closing of the Acquisition, (i) pay $6.8 billion to ALICO Holdings in cash and (ii) issue to ALICO Holdings (a) 78,239,712 shares of its common stock, (b) 6,857,000 shares of Series B Contingent Convertible Junior Participating Non-Cumulative Perpetual Preferred Stock (the “Series B Preferred Stock”) of MetLife, Inc., which will automatically convert into approximately 68,570,000 shares of MetLife, Inc.’s common stock (subject to anti-dilution adjustments) upon a favorable vote of MetLife, Inc.’s common stockholders, and (c) 40,000,000 equity units (the “Equity Units”) with an aggregate stated amount at issuance of $3.0 billion, initially consisting of (x) Stock Purchase Contracts and (y) an interest in shares of MetLife, Inc.’s preferred stock (the “Unit Preferred Stock”), which has been treated as long-term debt for accounting purposes. Distributions on the Equity Units will be made quarterly at an annual rate of 5% of the stated amount (2% on the Stock Purchase Contracts and 3% on the Unit Preferred Stock). As permitted by the terms of the Stock Purchase Agreement, MetLife, Inc. may seek to modify the terms of the Equity Units, including by replacing the Unit Preferred Stock with a different host security, in order to achieve the desired equity treatment from the rating agencies.

The $6.8 billion cash portion of the purchase price will be funded by MetLife, Inc. through the issuance of senior debt with varying maturities and interest rates, the issuance of common stock and cash on hand. The unaudited pro forma capsule financial information reflects (i) the assumed issuance of $3.1 billion in senior debt and related increase in interest expense using MetLife, Inc.’s current anticipated borrowing rates for such types of securities and (ii) the assumed issuance of 75,000,000 shares of MetLife, Inc. common stock, at an assumed price of $42.06 per share, net of issuance costs. The underwriters have been given an overallotment option in the amount of 15% of the shares of common stock offered. It has been assumed for the unaudited pro forma capsule financial information that the underwriters will not exercise this option.

The $3.1 billion in senior debt will be issued in several series with varying maturities and interest rates which may be fixed or floating, with an estimated range of interest rates between 2.9% and 6.6%, depending on maturity. MetLife, Inc.’s borrowing rates are sensitive to changes in risk-free rates and credit spreads. An increase or decrease in interest rates of 0.125 percent on debt issuances would result in a change in estimated annual interest expense of $4 million ($2 million semi-annually).

Common stock dividends are determined annually by MetLife, Inc.’s Board of Directors after taking into consideration factors such as MetLife, Inc.’s current earnings, financial condition, regulatory capital position, and applicable governmental regulations and policies.

This unaudited pro forma capsule financial information reflects management’s best estimate of the forms and amounts of financing as of July 30, 2010. The actual terms and conditions of financing of the Acquisition may involve different forms of financing and/or different amounts of the same types of instruments. These differences in form and amount of financing could result in materially different amounts than those presented herein.

Series B Preferred Stock, Common Stock and Equity Units Issued to ALICO Holdings

The Series B Preferred Stock will automatically convert into 68,570,000 shares of MetLife, Inc.’s common stock (subject to anti-dilution adjustments) upon a favorable vote of MetLife, Inc.’s common stockholders. If MetLife, Inc. fails to obtain this favorable vote of its common stockholders before the first anniversary of the closing of the Acquisition, then MetLife, Inc. must pay ALICO Holdings approximately $300 million. The Series B Preferred Stock will participate in dividends pari passu with MetLife, Inc.’s common stock on an as-converted basis.

Pursuant to the Stock Purchase Agreement, MetLife, Inc. will issue 78,239,712 shares of its common stock to ALICO Holdings. The anticipated amount of $3,291 million is based on the closing price of MetLife, Inc.’s common stock of $42.06 on the New York Stock Exchange on July 30, 2010.

Pursuant to the Stock Purchase Agreement, MetLife, Inc. will also issue Equity Units in aggregate stated amount of $3.0 billion and an estimated fair value of $3,165 million, which will include the Unit Preferred Stock and the Stock Purchase Contracts that will settle on three specified future settlement dates (an aggregate of $1.0 billion on each settlement date). Distributions on the Equity Units will be made quarterly at an annual rate of 5% of the stated amount (initially $75) of each Equity Unit.

Purchase Price Allocation

Of the $16.1 billion of cash and MetLife, Inc. securities issued to ALICO Holdings relating to the Acquisition, $456 million is allocated to the effective settlement of debt securities and guaranteed investment contracts (“GICs”) issued by MetLife that are owned by the Alico Business, and the remainder is allocated to the purchase of the Alico Business.

The purchase price for the Alico Business will be allocated to assets acquired (including identifiable intangible assets arising from the Acquisition) and liabilities assumed based on their estimated fair values. The fair value adjustments in connection with the Acquisition are described below. The excess of the total purchase consideration of the Acquisition over the estimated fair value of the identifiable net assets acquired will be recorded as goodwill, which is included in total assets in the unaudited pro forma capsule financial information.

For purposes of presentation in the unaudited pro forma capsule financial information, the financing of the Acquisition and allocation of purchase price is assumed to be as follows:

Anticipated
Financing Amount
(In millions)

Sources:
Cash	$657
Fixed/floating rate senior debt	3,100
MetLife, Inc. common stock	3,155

Total cash financing	6,912
Series B Preferred Stock issued to ALICO Holdings	2,884
MetLife, Inc. common stock issued to ALICO Holdings	3,291
MetLife, Inc. Equity Units issued to ALICO Holdings	3,165

Total securities issued to ALICO Holdings	9,340

Total source of funds	$16,252

Uses:
Debt and equity issuance costs	$112
Purchase price	16,140

Total uses of funds	$16,252

Purchase Price Allocation:
Total purchase price	$16,140

Effective settlement of pre-existing relationships	(456)
Contractual purchase price adjustments	364
Fair value of noncontrolling interests	146

Total purchase consideration for the Alico Business	$16,194

Carrying value of net balance sheet assets acquired	13,329
Pre-closing adjustments	300

Carrying value of net assets to be acquired	13,629
Estimated acquisition accounting adjustments	(2,012)

Estimated fair value of net assets acquired	11,617

Goodwill	$4,577

Pro Forma Adjustments

As discussed above, these pro forma adjustments are based on certain estimates and assumptions. The actual adjustments will depend on a number of factors, including any purchase price adjustments pursuant to the Stock Purchase Agreement, additional financial information available at such time, and changes in values of the purchase consideration and the net assets acquired. MetLife, Inc. will record actual adjustments at the effective date of the Acquisition. Those adjustments will differ from the pro forma adjustments assumed in connection with the unaudited pro forma capsule financial information included herein and the differences may be material.

Pre-Closing Transactions

Prior to closing, AIG is required to complete certain transactions that affect the Alico Business. These preclosing transactions have an estimated net increase on total stockholders’ equity of $300 million at June 30, 2010. These transactions primarily include intercompany settlements related to a foreign currency derivative, swaps, AIG common stock and certain other investments and long-term debt held by the Alico Business. As calculated, in accordance with the provisions of the Stock Purchase Agreement, certain of these transactions would result in an increase in the purchase price of approximately $300 million.

Related Income Statement Impact

The following gains and losses related to intercompany transactions that have settled or will settle prior to the closing of the Acquisition were adjusted: (i) a loss of $51 million and a gain of $99 million for the six months ended June 30, 2010 and for the year ended December 31, 2009, respectively, associated with an intercompany settlement of a foreign currency derivative between the Alico Business and AIG, (ii) a gain of $84 million for the six months ended June 30, 2010 associated with the intercompany settlement of swap positions between the Alico Business and AIG Financial Products, and (iii) a gain of $108 million for the six months ended June 30, 2010 associated with the sale of AIG common stock to AIG.

Investments and Cash and Cash Equivalents

Investments and cash and cash equivalents include an adjustment to decrease to fair value fixed maturity securities (relating to commercial mortgage-backed securities) and mortgage loans by $193 million and $572 million, respectively, at June 30, 2010. These adjustments are partially offset by indemnification assets discussed in “Total Assets” below. In addition, investments and cash and cash equivalents include a fair value adjustment to increase policy loans by $101 million at June 30, 2010.

Related Income Statement Impact

In connection with the adjustments to investments and cash and cash equivalents, the fair values become the new cost basis upon which the related amortization of premium and accretion of discount are calculated and applied. The estimated reduction in total revenues associated with fixed maturity securities of $190 million and $536 million for the six months ended June 30, 2010 and the year ended December 31, 2009, respectively, relate primarily to the net change in premium/discount of those securities. The estimated reduction in total revenues associated with investments other than fixed maturities of $9 million and $28 million for the six months ended June 30, 2010 and the year ended December 31, 2009, respectively, relates primarily to the amortization associated with the fair value of policy loans.

Total Assets

In addition to the investment adjustments described above, total assets includes the elimination of the Alico Business’ historical deferred policy acquisition costs (“DAC”) of $10,438 million and deferred sales inducements of $118 million (as of May 31, 2010). In addition, adjustments related to the establishment of value of business acquired (“VOBA”) and the value of distribution agreements (“VODA”) arising from the Acquisition, which are estimated at $8,290 million and $951 million, respectively, are included. VOBA effectively adjusts the assumed in-force insurance policy liabilities to the estimated fair value of the in-force contracts based on actuarially determined projections for each block of business. VOBA is amortized in a manner similar to DAC in relation to estimated gross profits or premiums, depending on product type. If estimated gross profits or premiums differ from expectations, the amortization of VOBA is adjusted to reflect actual experience. The VODA is amortized in relation to the expected economic benefits of the insurance policies sold by the acquired distributors.

Total assets includes the establishment of $328 million of indemnification assets for potential recoveries related to the deterioration of fixed maturity securities, mortgage loans and certain investment funds, in accordance with the indemnification provisions of the Stock Purchase Agreement and related agreements.

Total assets also include the elimination of the Alico Business’ historical goodwill of $21 million as of May 31, 2010 and inclusion of estimated goodwill arising from the Acquisition of $4,577 million.

An increase or decrease of $1 in the price per share of MetLife, Inc.’s common stock at the time of completion of the Acquisition would result in a corresponding increase or decrease to goodwill of approximately $210 million.

Related Income Statement Impact

The historical amortization of DAC and other amortizable intangible assets of the Alico Business for the six months ended May 31, 2010 of $914 million and for the year ended November 30, 2009 of $2,319 million were eliminated in total expenses for the six months ended June 30, 2010 and for the year ended December 31, 2009, respectively. Also reflected in total expenses is the estimated amortization of the VOBA, VODA and DAC on new business for the six months ended June 30, 2010 and for the year ended December 31, 2009 of $648 million and $1,225 million, respectively.

Long-term Debt

Long-term debt includes the issuance of $3.1 billion in aggregate principal amount of senior debt and the issuance of $3.0 billion in aggregate liquidation amount of three series of Unit Preferred Stock of MetLife, Inc. included as a component of the Equity Units to be issued to ALICO Holdings in connection with the Acquisition.

Long-term debt adjustments also include the settlement of $1.0 billion as of May 31, 2010 of intercompany debt of the Alico Business due to AIG and affiliates prior to closing, which will be partially offset by an intercompany tax receivable and other intercompany notes receivable totaling $450 million as of May 31, 2010.

Related Income Statement Impact

Total expenses include interest expense (including premium amortization) of $93 million and $185 million for the six months ended June 30, 2010 and the year ended December 31, 2009, respectively, on the $3.1 billion in aggregate principal amount of senior debt and the Unit Preferred Stock included as a component of the Equity Units. Interest expense on the senior debt was calculated based on MetLife, Inc.’s borrowing rates for the $3.1 billion in aggregate principal amount of senior debt to August 2, 2010. MetLife, Inc.’s borrowing rates are sensitive to changes in risk-free rates and credit spreads. Actual interest rates may differ from those estimated.

Interest expense on the Unit Preferred Stock component of the Equity Units was based on a contractual rate of 3%.

Total Liabilities

In addition to the long-term debt adjustments described above, total liabilities includes the elimination of the Alico Business’ historical unearned revenue of $1,412 million as of May 31, 2010, an increase in insurance liabilities of $2,760 million for certain blocks of business where the estimated fair value of the in-force contract obligations exceeds the assumed in-force insurance policy liabilities as of May 31, 2010 and a $52 million contingent consideration liability for the estimated fair value of potential payments under provisions of the Stock Purchase Agreement relating to the adequacy of reserves for guarantees on certain U.K. unit-linked business.

Related Income Statement Impact

The elimination of the Alico Business’ historical unearned revenues reduced estimated pro forma premiums, fees and other revenues by $75 million and $232 million for the six months ended June 30, 2010 and the year ended December 31, 2009, respectively. The release of insurance liabilities resulted in a reduction of total expenses of $99 million and $391 million for the six months ended June 30, 2010 and the year ended December 31, 2009, respectively.

Total Stockholders’ Equity

Total stockholders’ equity includes the elimination of the Alico Business’ historical equity balances of $13,183 million, including $972 million in accumulated other comprehensive income as of May 31, 2010. In addition, total stockholders’ equity includes the issuance of 6,857,000 shares of Series B Preferred Stock to ALICO Holdings, the issuance of 78,239,712 shares of common stock to ALICO Holdings, the issuance of 75,000,000 shares in a public offering in connection with the financing of the Acquisition and the Stock Purchase Contracts that form part of the Equity Units to be issued to ALICO Holdings and the associated contract payments. Total stockholders’ equity excludes noncontrolling interests of $495 million (of which $146 million relates to the Alico Business) relating to certain legal entities that are controlled but not 100% owned.

Income Taxes

Deferred income taxes of the Alico Business have been adjusted to reflect the income tax effects of the pro forma purchase adjustments and the adjustment of the tax basis of the assets and liabilities acquired reflecting elections pursuant to Section 338 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). The net effect of the tax adjustments was $1.4 billion ($217 million reflected as an increase in foreign deferred tax liabilities) resulting in a net deferred tax liability balance of $425 million for the Alico Business.

Related Income Statement Impact

The pro forma pre-tax adjustments were tax effected at the U.S. tax rate of 35% except for those adjustments related to certain foreign subsidiaries whose earnings are permanently reinvested, which were tax effected at the applicable local statutory tax rate and certain permanent items. The pro forma pre-tax adjustments to the income statement resulted in an increase to income tax expense of $191 million for the year ended December 31, 2009 and a decrease to income tax expense of $46 million for the six months ended June 30, 2010 for the Alico Business.

Net Income (Loss) from Continuing Operations per Common Share

The pro forma weighted average number of shares of common stock on both a basic and diluted basis reflects the (i) public offering of 75,000,000 shares of MetLife, Inc. common stock in this offering, (ii) issuance of 78,239,712 shares of MetLife, Inc. common stock to ALICO Holdings and (iii) conversion of the Series B Preferred Stock into 68,570,000 shares of MetLife, Inc. common stock. The difference between basic shares and diluted shares for the six months ended June 30, 2010 relates to the existing potential dilutive securities issued by MetLife, Inc. and is not impacted by securities to be issued as part of the Acquisition. For the year ended December 31, 2009 there is no difference between basic shares and diluted shares since the existing potential dilutive securities issued by MetLife, Inc. have been excluded from the calculation as these securities are anti-dilutive.

The Equity Units issued to ALICO Holdings had no dilutive impact on pro forma diluted earnings per share under the application of the treasury stock method.